Exhibit 10.2

Execution Version

STOCK PURCHASE

AND

ICPA ASSIGNMENT AGREEMENT

Between

ALLEGHENY ENERGY, INC.,

ALLEGHENY ENERGY SUPPLY COMPANY, LLC

And

BUCKEYE POWER GENERATING, LLC

Dated as of May 17, 2004

STOCK PURCHASE

AND

ICPA ASSIGNMENT AGREEMENT

THIS AGREEMENT, dated as of May 17, 2004, is between ALLEGHENY ENERGY, INC., a Maryland corporation (successor by merger to West Penn Electric Company) (“AEI”), ALLEGHENY ENERGY SUPPLY COMPANY, LLC, a Delaware limited liability company (“AES”, each of AES and AEI, individually, and, together, jointly and severally, “Allegheny”) and BUCKEYE POWER GENERATING, LLC, an Ohio limited liability company (“Purchaser”).

Allegheny owns 9,000 issued and outstanding shares (the “OVEC Shares”) of Ohio Valley Electric Corporation, an Ohio corporation (“OVEC”), representing 9.0% of the total number of issued and outstanding shares of OVEC. This Agreement provides for the purchase by Purchaser from Allegheny of all of Allegheny’s OVEC Shares, and the transfer and assignment by Allegheny to Purchaser, and the assumption by Purchaser, of all of Allegheny’s rights and obligations under the ICPA (as defined below).

FOR GOOD AND VALUABLE CONSIDERATION, Purchaser and Allegheny agree as follows:

1. Sale and Purchase of OVEC Shares. At the Effective Time (as defined in Section 10), Allegheny will transfer to Purchaser, and Purchaser will acquire, all of Allegheny’s OVEC Shares, free and clear of any lien, pledge, charge, equity, encumbrance, or claim. Allegheny and Purchaser agree that no provision of this Agreement shall be construed to include or cover any shares in OVEC or rights or obligations in the ICPA (as defined below) owned or held by Allegheny other than the OVEC Shares and corresponding rights and obligations under the ICPA; it being understood that the 3,500 shares of OVEC and corresponding 3.5% interest in the ICPA referenced therein of Monongahela Power Company are not included by any term of this Agreement.

2. ICPA.

(a) Assignment of ICPA. At the Effective Time, Allegheny and the Purchaser will enter into an assignment and assumption agreement in mutually satisfactory form (the “ICPA Assignment Agreement”), providing for the immediate transfer and assignment by Allegheny to Purchaser, and the assumption by Purchaser, of (i) all of AES’s rights and obligations, from and after the New ICPA Effective Date (as defined below), under that certain Inter-Company Power Agreement, dated July 10, 1953, by and among OVEC, AES (as successor by assignment to The Potomac Edison Company and West Penn Power Company), FirstEnergy Generation Corporation (as successor by assignment to The Toledo Edison Company, Ohio Edison Company, and Pennsylvania Power Company), Appalachian Power Company (formerly Appalachian Electric Power Company), The Cincinnati Gas & Electric Company, Columbus Southern Power Company (formerly Columbus and Southern

Ohio Electric Company), The Dayton Power and Light Company, Indiana Michigan Power Company (formerly Indiana & Michigan Electric Company), Kentucky Utilities Company, Louisville Gas and Electric Company, Monongahela Power Company, Ohio Power Company (formerly The Ohio Power Company), and Southern Indiana Gas and Electric Company, as heretofore and hereafter modified (the “Original ICPA”), (ii) all of Allegheny’s rights and obligations under that certain Amended and Restated Inter-Company Power Agreement, dated as of March 13, 2006, by and among the parties to the Original ICPA (the “New ICPA”), and (iii) any other rights Allegheny may have to electric power and energy from the OVEC Entities (as defined below) after the New ICPA Effective Date associated with its ownership of the OVEC Shares (such rights, together with the Original ICPA and the New ICPA, the “ICPA”). As used in this Agreement, “New ICPA Effective Date” means the first to occur of (v) March 13, 2006; (w) the date of any material breach or material default by AES under the ICPA; (x) the date, following expiration of all applicable notice and cure periods, if any, of any default by Allegheny in the payment when due (whether upon maturity or upon acceleration or otherwise) of any indebtedness for borrowed money or interest or other amounts due in respect thereof (or any obligation having the effect of a borrowing of money) under any indenture, credit agreement or other similar agreement or arrangement of Allegheny filed or required to be filed by Item 601(b)(10) of Regulation S-K (or any successor regulation) as an exhibit to AEI’s or AES’s Form 10-K for the year ended December 31, 2003 or any succeeding fiscal year (or, if AEI or AES is not then subject to the requirement to file a Form 10-K, that was filed as an exhibit to the last Form 10-K that AEI or AES was required to file or that would be required to be filed if AEI or AES were then subject to such requirement); (y) the date of the expiration of all applicable notice and cure periods for any default by Allegheny under any indenture, credit agreement or other similar agreement or arrangement of Allegheny, filed or required to be filed by Item 601(b)(10) of Regulation S-K (or any successor regulation) as an exhibit to AEI’s or AES’s Form 10-K for the year ended December 31, 2003 or any succeeding fiscal year (or, if AEI or AES is not then subject to the requirement to file a Form 10-K, that was filed as an exhibit to the last Form 10-K that AEI or AES was required to file or that would be required to be filed if AEI or AES were then subject to such requirement), that evidences or relates to any indebtedness for borrowed money (or any obligation having the effect of a borrowing of money) and that entitles a creditor of Allegheny to declare such indebtedness or obligation due and payable prior to the specified maturity thereof; or (z) the date upon which AEI or AES shall commence or become the subject of any voluntary or involuntary bankruptcy, insolvency, reorganization, liquidation or similar proceeding or case.

(b) New ICPA Effective Date Payments. If the New ICPA Effective Date occurs on a date earlier than March 13, 2006, and the assignment of Allegheny’s rights and obligations under the ICPA described in Section 2(a)(i) above becomes effective, upon the occurrence of any one or more of the events listed as items (x), (y) or (z) under the definition of New ICPA Effective Date above, Purchaser will pay to Allegheny an amount equal to $26,667 per day for each day from and after the New ICPA Effective Date until March 12, 2006. If the New ICPA Effective Date occurs on a date earlier than March 13, 2006, and the assignment of Allegheny’s rights and obligations under the ICPA described in

Section 2(a)(i) above becomes effective, upon the occurrence of the event listed as item (w) under the definition of New ICPA Effective Date above, Purchaser will pay to Allegheny an amount equal to $8,333 per day for each day from and after the New ICPA Effective Date until March 12, 2006.

3. Payment of Purchase Price. In consideration for the OVEC Shares and the transfer and assignment of the ICPA, Purchaser will pay to Allegheny a purchase price of Ninety-Nine Million Dollars ($99,000,000), payable as follows:

(a) Payment at the Effective Time. At the Effective Time, Purchaser will pay Allegheny Ninety Three Million Dollars ($93,000,000) in cash, subject to adjustment as provided in Section 3(c) below.

(b) Purchase Price Holdback. Purchaser shall hold back from the purchase price Six Million Dollars ($6,000,000) (the “Holdback Amount”), with such Holdback Amount to accrue interest at a rate per annum equal to 3% plus the rate indicated by Telerate at Page 3750 (rounded upward to the nearest thousandth) as having been quoted by the British Bankers Association at 11:00 A.M. London time on the date of this Agreement for the offering of U.S. dollar deposits in the London interbank market for the period of one year. The Holdback Amount plus all interest accrued will be paid to Allegheny, or retained by Purchaser, when, as and to the extent provided in Section 12(g) of this Agreement.

(c) Purchase Price Adjustment. The purchase price payable at the Effective Time as provided in Section 3(a) above shall be (i) reduced by the amount of any dividends, distributions, credits or other payments that Allegheny may receive or become entitled to receive prior to the Effective Time, directly or indirectly, in its capacity as a shareholder of OVEC or a party to the ICPA, or otherwise, arising out of or attributable to (w) amounts received or to be received by OVEC from the United States of America, acting by and through the Secretary of Energy, the statutory head of the Department of Energy (“DOE”) pursuant to that certain Settlement Agreement, dated as of February 11, 2004, between OVEC and DOE (“DOE Benefits Settlement Payments”), (x) the sale by any of the OVEC Entities of any electric generating facilities or other assets, (y) the sale by any of the OVEC Entities of electric power and energy from any electric generating facilities owned by any of the OVEC Entities other than pursuant to the ICPA, or (z) any other circumstance or event except the provision by OVEC to its shareholders of a reasonable return on equity at times and in amounts consistent with OVEC’s past practices; it being understood that Allegheny shall retain all other dividends, distributions, credits or other payments; (ii) increased by the amount of any capital contributions or payments made by Allegheny to OVEC, and required to be made by Allegheny and the other OVEC shareholders or parties to the ICPA, after the date of this Agreement and prior to the Effective Time because of the acceleration of the debt obligation incurred by OVEC to purchase the selective catalytic reduction equipment (other than an acceleration attributable to any default or breach on the part of Allegheny).

(d) Allocation of Purchase Price. The purchase price shall be allocated among Allegheny such that 93.0% of the purchase price will be allocated to AES, and 7.0% of the purchase price will be allocated to AEI.

4. General Representations and Warranties by Allegheny. Allegheny represents and warrants to Purchaser as follows:

(a) Ownership of the OVEC Shares. AEI owns beneficially and of record the OVEC Shares, and it has the right to transfer to Purchaser beneficial and record ownership of the OVEC Shares, free and clear of any lien, pledge, charge, equity, encumbrance, or claim. The OVEC Shares are validly issued, fully paid, and non-assessable. The OVEC Shares owned by AEI constitute 9.0% of the total number of issued and outstanding shares of OVEC.

(b) ICPA. AES is a party to the ICPA. Neither AES, nor, to the Best Knowledge of Allegheny, any other party to the ICPA, is in default thereunder. The ICPA is valid, enforceable in accordance with its terms, and in full force and effect. Allegheny has provided to Purchaser a copy of the ICPA as currently in effect. The ICPA has not been amended or modified since it was modified by that certain Modification No. 15 thereto dated as of April 30, 2004 and amended and restated by the New ICPA.

(c) Organization; Corporate Power. Each of AEI and AES is an entity duly organized under the laws of the state of its organization or incorporation and has all requisite power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted.

(d) Authority. This Agreement has been duly authorized by all necessary action on the part of Allegheny.

(e) No Conflict. Except as set forth in Schedule 4(e) – Allegheny Conflicts, neither the execution and delivery of this Agreement, nor the completion of the transactions contemplated by this Agreement, will (i) violate, conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any agreement or commitment (including any agreement or commitment made in connection with a proposed sale or other disposition of Allegheny to any person or organization, whether through a sale of assets or stock, a merger, or other business combination) to which any of Allegheny or its affiliates is a party or by which any of them may be bound, (ii) violate any law, rule, or regulation, or any judgment, decree, or order, of any court or other governmental body, applicable to Allegheny or any of its affiliates, (iii) result in any charge, equity, security interest, lien, pledge, mortgage, restriction, option, or claim (“Encumbrance”) upon the OVEC Shares or its rights under the ICPA, or (iv) violate or be in conflict with any provision of the organizational or governance documents of Allegheny.

(f) No Litigation or Claims; No Governmental Investigation. Schedule 4(f) – Allegheny Litigation describes all pending and, to the Best Knowledge of Allegheny,

threatened actions, suits, claims (including products liabilities and warranties claims) or proceedings against Allegheny or relating to any of its affiliates, any of its assets, the OVEC Shares or the ICPA that calls into question or could be reasonably expected to affect the right or ability of Allegheny to consummate the transactions contemplated by this Agreement. Allegheny has not received written notice that it is the subject of any investigation or inquiry by any governmental authority relating to the OVEC Shares or the ICPA. No third party has asserted any claim against Allegheny or any of its affiliates that, individually or in the aggregate, will have, or would reasonably be expected to affect the right or ability of Allegheny to consummate the transactions contemplated by this Agreement or result in or form the basis of any such action, suit, claim, proceeding or investigation.

(g) No Material Adverse Change. Since the date of the last financial statements of Allegheny included in the most recent report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”), there has not been any material adverse change in the financial condition, results of operations, business, or prospects of Allegheny which could be reasonably expected to affect the right or ability of Allegheny to consummate the transactions contemplated by this Agreement.

(h) Consents and Approvals. Schedule 4(h) – Allegheny Consents contains a list of all consents and approvals that are required to be obtained in connection with the performance of Allegheny’s obligations hereunder, and no other consents and approvals are required in connection with the performance of Allegheny’s obligations hereunder.

5. Representations and Warranties by Allegheny Concerning OVEC. Allegheny represents and warrants to Purchaser as follows:

(a) Information Concerning OVEC. Except as disclosed on Schedule 5(a) – Information Concerning OVEC, there is no information provided to Allegheny by any OVEC Entity or otherwise known to Allegheny which Allegheny reasonably believes, to the Best Knowledge of Allegheny, could result in a material adverse change in the financial condition, results of operations, business, or prospects of any OVEC Entity.

(b) Organization; Corporate Power; No Subsidiaries; Directors and Officers. Each of OVEC and Indiana-Kentucky Electric Corporation, an Indiana corporation (“IKEC”; with OVEC, individually, an “OVEC Entity”, and, collectively, the “OVEC Entities”) is an entity duly organized under the laws of the state in which it was organized, and each OVEC Entity has all requisite power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted. No OVEC Entity owns any capital stock of, or other equity interest in, any corporation, limited liability company, partnership, or other entity, except that OVEC owns all of the issued and outstanding shares of capital stock of IKEC.

(c) No Conflict. To the Best Knowledge of Allegheny, except as set forth in Schedule 5(c) – Conflicts, neither the execution and delivery of this Agreement, nor the completion of the transactions contemplated by this Agreement, will (i) violate, conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which any of the OVEC Entities is a party or by which any of them may be bound, (ii) violate any law, rule, or regulation, or any judgment, decree, or order, of any court or other governmental body, applicable to any of the OVEC Entities, or (iii) violate or be in conflict with any provision of the organizational or governance documents of any OVEC Entity.

(d) Capitalization. Except as set forth in Schedule 5(d)—Capitalization, there are (A) no outstanding options, offers, warrants, conversion rights, contracts, agreements or other rights to subscribe for or to purchase from any OVEC Entity, or agreements obligating any OVEC Entity to issue, transfer or sell (whether formal or informal, written or oral, firm or contingent), shares of capital stock or other securities of any OVEC Entity (whether debt, equity or a combination of debt and equity) or obligating any OVEC Entity to grant, extend or enter into any such agreement and (B) no agreements or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require any OVEC Entity to repurchase any of its capital stock. There are no preemptive or similar rights with respect to any OVEC Entity’s capital stock. To the Best Knowledge of Allegheny, except as set forth in Schedule 5(d), no OVEC shareholder is a party to any voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any shares of the capital stock of any OVEC Entity, or any agreement with respect to the transferability, purchase or redemption of any shares of the capital stock of any OVEC Entity.

(e) Financial Statements of the OVEC Entities; No Undisclosed Liabilities. Attached to this Agreement as Schedule 5(e) – Financial Statements are the following financial statements of the OVEC Entities (collectively, the “Financial Statements”): (i) audited balance sheets of each OVEC Entity as of December 31, 2003, 2002 and 2001 and (ii) audited income statements of each OVEC Entity for the years ended December 31, 2003, 2002 and 2001. The audited balance sheets of each OVEC Entity as of December 31, 2003 are hereafter referred to as the “December 31, 2003 Balance Sheets”. These Financial Statements were prepared by OVEC’s independent certified public accountant in accordance with GAAP applied on a consistent basis. To the Best Knowledge of Allegheny, no OVEC Entity has any liabilities or loss contingencies, whether or not required to be disclosed in the Financial Statements (including footnote disclosure), except for liabilities shown in the December 31, 2003 Balance Sheets and current liabilities, not unusual in nature or amount, incurred by any OVEC Entity in the ordinary course of business since December 31, 2003.

(f) No Litigation or Claims; No Governmental Investigation. Schedule 5(f) – Litigation describes all pending actions, suits, claims (including products liabilities and warranties claims) or proceedings against any OVEC Entity or relating to any OVEC Entity, any of its assets, or the OVEC Shares. To the Best Knowledge of Allegheny, no OVEC Entity is the subject of any investigation or inquiry by any governmental authority. To the Best Knowledge of Allegheny, no third party has asserted any claim against any

OVEC Entity that, individually or in the aggregate, will have, or would reasonably be expected to have, a material adverse effect on any OVEC Entity.

(g) Environmental Matters. To the Best Knowledge of Allegheny and except as disclosed on Schedule 5(g) – Environmental Matters:

(i) the OVEC Entities have not received any notice, request for information, citation, complaint, summons or order relating to any material violation or alleged violation of, or any liability under any Environmental Laws in connection any OVEC Entity, relating to any OVEC Entity, any of its assets or the OVEC shares during the past three years or, if not resolved, any previous years; and

(ii) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or threatened, relating to compliance with or liability under any Environmental Laws in connection with any OVEC Entity, relating to any OVEC Entity, any of its assets or the OVEC shares.

(h) Compliance with Laws. To the Best Knowledge of Allegheny, each OVEC Entity complies with all applicable laws, including but not limited to any laws, regulations, permits, authorizations and requirements relating to environment, health and safety, and laws relating to employment practices, product safety, and safety in the work place.

(i) Right to Power and Energy from OVEC. No person or entity, other than the parties to the ICPA, has any presently existing rights to any electric power and energy from OVEC, except for up to 50 megawatts of arranged power and energy under Contract No. DE-AC05-03OR22988 between OVEC and DOE.

(j) OVEC Operating Budgets. Allegheny has provided to Purchaser a copy of the approved (or proposed if not yet approved) operating budgets for OVEC for years 2004, 2005 and 2006.

(k) ICPA. At the Effective Time, the ICPA will be valid, enforceable in accordance with its terms and in full force and effect, and neither AES, nor, to the Best Knowledge of Allegheny, any other party to the ICPA, shall be in default thereunder.

6. Representations and Warranties by Purchaser. Purchaser represents and warrants to Allegheny, as follows:

(a) Organization; Standing; Corporate Power. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Ohio and has the necessary power to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) Authority. This Agreement been duly authorized by all necessary action on the part of Purchaser.

(c) No Conflict. Neither the execution and delivery of this Agreement, nor the completion of the transactions contemplated by this Agreement, will (i) violate, conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any agreement or commitment (including any commitment made in connection with a proposed sale or other disposition of Purchaser, whether through a sale of assets or stock, a merger, or other business combination) to which Purchaser is a party or by which it may be bound, (ii) violate any law, rule, or regulation, or any judgment, decree, or order, of any court or other governmental body, applicable to Purchaser, (iii) result in any Encumbrance upon any of the assets of Purchaser, or (iv) violate or be in conflict with any provision of the articles of organization, operating agreement or other governance agreement of Purchaser.

(d) No Finder’s Fee or Brokerage Commission. Purchaser has no obligation to pay a finder’s fee or brokerage commission in connection with the transactions contemplated by this Agreement.

(e) Ownership. All of the issued and outstanding ownership interests in Purchaser are owned beneficially and of record by Buckeye Power, Inc., an Ohio nonprofit corporation (“Buckeye Power”).

(f) Consents and Approvals. Schedule 6(f)- Purchaser Consents contains a list of all consents and approvals that are required to be obtained in connection with the performance of Purchaser’s obligations hereunder, and no other consents and approvals are required in connection with the performance of Purchaser’s obligations hereunder.

(g) Power Purchase Agreement. Buckeye Power and Purchaser have entered into a Power Purchase Agreement, dated as of even date herewith (the “Buckeye PPA”). The Buckeye PPA is valid, enforceable in accordance with its terms, and in full force and effect. Purchaser has provided Allegheny with a copy of the Buckeye PPA as currently in effect.

7. Covenants.

(a) By Allegheny. From the date of this Agreement to the Effective Time, except as expressly provided in this Agreement or as otherwise agreed in writing by Purchaser, Allegheny will:

(i) Operate Businesses in Ordinary Course; Maintain Business Relationships; Etc. Not vote the OVEC Shares or exercise any of its other rights as a shareholder in any way inconsistent with causing each OVEC Entity (A) to operate its business in the ordinary course, as previously and ordinarily conducted, (B) to use all reasonable efforts to maintain its relationships with employees and others with whom it has business relations, (C) not to declare, pay, or agree to declare or pay any dividends except in the ordinary course and not unusual in type or amount, (D) not to redeem or agree to redeem any OVEC shares or other equity interests in any OVEC Entity, (E) not to issue or agree to issue any OVEC shares, any other equity interests in any OVEC Entity, or any options, warrants, or other rights to purchase OVEC shares or other equity interest in any OVEC Entity, (F) to pay trade creditors in accordance with each OVEC Entity’s normal credit terms and to collect from account debtors in accordance with each OVEC Entity’s normal collection practices, (G) not to borrow any funds in amounts exceeding normal working capital requirements, (H) not to change the compensation or benefits (including any severance or change in control benefits) of its directors, officers, or employees, other than normal merit increases to employees who are not directors or officers that are consistent in nature and amount with past practices, (I) not to enter into any material contract, lease, or license (Purchaser will promptly respond to a request to consent to any such contract, lease, or license and will not unreasonably withhold its consent).

(ii) Assist in Purchaser’s Investigation. Cause each OVEC Entity to continue to furnish Purchaser with information about each OVEC Entity and its business, assets, and liabilities and to permit Purchaser’s representatives to review its books and records; to talk with its employees (to the extent necessary to update Purchaser’s due diligence); and to visit its facilities. Purchaser will conduct its investigation in a manner that does not unreasonably disrupt the business of any OVEC Entity and will preserve the confidentiality of all information that it receives from each OVEC Entity or Allegheny.

(iii) ICPA. Use its commercially reasonable efforts to obtain the consent of any third parties, including the other parties to the ICPA, to the assignment and transfer of the ICPA to Purchaser, keep Purchaser informed of any material developments affecting or arising out of the ICPA, provide Purchaser with the opportunity to review and comment on drafts of any amendments or modifications to the ICPA, and not enter into any amendments or modifications to the ICPA unless the terms and conditions thereof do not affect in any manner the rights or obligations of the parties under the New ICPA.

(iv) OVEC. Keep Purchaser informed of any material developments affecting OVEC, including, without limitation, the status of any financings or refinancings of OVEC’s debt.

(v) Financing and Investment Grade Credit Rating. Cooperate with Purchaser in Purchaser’s efforts to obtain financing and an Investment Grade Credit Rating (as defined below) for the transactions contemplated hereunder, including, without limitation, by agreeing to such modifications to the Buckeye PPA as Purchaser’s lenders or credit rating agencies may reasonably request and that do not materially and adversely affect the assurance afforded to Allegheny by the Buckeye PPA for the payment and performance of Purchaser’s obligations under this Agreement.

(b) Covenants of Allegheny respecting the ICPA. From the date that is 20 days after the expiration of the Modified Election Period (as such term is defined in that certain Unanimous Consent and Waiver Agreement dated as of April 30, 2004 by and among the parties to the ICPA (the “Unanimous Consent and Waiver Agreement”)) and until the New ICPA Effective Date:

(i) Amendments to ICPA. Allegheny will keep Purchaser informed of any material developments affecting or arising out of the ICPA, provide Purchaser with the opportunity to review and comment on drafts of any amendments or modifications to the ICPA, and not enter into any amendments or modifications to the ICPA unless the terms and conditions thereof do not affect in any manner the rights or obligations of the parties under the New ICPA.

(ii) Performance under ICPA. Allegheny will retain and perform all of its rights and obligations under the ICPA and not transfer any of its rights or obligations under the ICPA without the prior written consent of Purchaser.

(iii) Waiver; Bankruptcy. Allegheny irrevocably waives, and agrees that, in the event of any voluntary or involuntary bankruptcy, insolvency, reorganization or liquidation proceeding or case with respect to Allegheny (a “Bankruptcy”), it will not assert in such Bankruptcy or in any action or proceeding in connection with such Bankruptcy, any defense, claim or counterclaim (i) that the ICPA Assignment Agreement or the ICPA is not a legal, valid and binding obligation of Allegheny or is not enforceable against Allegheny in accordance with its terms; or (ii) that may be asserted as a bar to the remedy of specific performance of the ICPA Assignment Agreement by the Purchaser or the ICPA by the parties thereto, regardless, in the case of either (i) and (ii), of the theory upon which such defense, claim or counterclaim may be based, including, but not limited to, any theory based on the adequacy of a remedy at law. Without limiting the foregoing in any way, Allegheny irrevocably waives any protection it may be entitled to under Sections 365(C)(1) and 365(C)(2) of the Bankruptcy Reform Act of 1978, as amended (the “Bankruptcy Code”), or any successor provision of law of similar import, with respect to the ICPA Assignment Agreement or the ICPA in the event of a Bankruptcy. Specifically, in the event that the trustee or the debtor-in-possession in a Bankruptcy takes any action (including, but not limited to, the institution of any action, suit or other proceeding in a Bankruptcy for the purpose of enforcing the obligations of Allegheny under the ICPA Assignment Agreement or the ICPA), Allegheny shall not assert any defense, claim or counterclaim denying liability under the ICPA Assignment Agreement or the ICPA on the basis that the ICPA Assignment Agreement or the ICPA or any provision of the ICPA Assignment Agreement or the ICPA is an executory contract that cannot be assumed, assigned or enforced or on any other theory directly or indirectly based on Section 365(C)(1) or 365(C)(2) of the Bankruptcy Code or any successor provision of law of similar import (including, but not limited to, any theory that the ICPA Assignment Agreement or the ICPA or any provision of the ICPA Assignment Agreement or the ICPA is a contract to make a loan, or to extend other debt financing or financial accommodations, to or for the benefit of Allegheny or any other person). If a Bankruptcy shall occur, Allegheny agrees, after the occurrence of the Bankruptcy, to reconfirm in writing its pre-petition waiver of any protection it may be entitled to under Sections 365(C)(1) and 365(C)(2) of the Bankruptcy Code; provided, however, that in any event Allegheny shall not ask the Bankruptcy Court for permission or otherwise seek to (x) reject the ICPA Assignment Agreement or the ICPA without first offering in writing to assign and delegate to Purchaser, without the payment of any consideration to or by Purchaser, all of Allegheny’s rights, titles, interests, duties, obligations and liabilities thereunder which offer Purchaser shall have 10 days from the date of its receipt thereof to accept or reject; or (y) assume and assign to any other person or entity the ICPA Assignment Agreement or the ICPA without first offering in writing to assume and assign to Purchaser the ICPA Assignment Agreement and the ICPA on the same terms and conditions as in the proposed assignment to any such person or entity which offer Purchaser shall have 10 days from the date of its receipt thereof to accept or reject.

(c) Covenant by Allegheny Respecting DOE Benefits Settlement Payments and Other Distributions. Allegheny shall pay to Purchaser an amount equal to (i) any distributions, credits or other payments that Allegheny may receive or become entitled to receive under the ICPA from and after the Effective Time and prior to the New ICPA Effective Date arising out of or attributable to (w) the DOE Benefits Settlement Payments, (x) the sale by any of the OVEC Entities of any electric generating facilities or other assets, or (y) the sale by any of the OVEC Entities of electric power and energy from any electric generating facilities owned by any of the OVEC Entities other than pursuant to the ICPA, and (ii) any decrease in capital contributions or payments required to be made by Allegheny to OVEC after the Effective Time and prior to the New ICPA Effective Date (the “Adjustment Period”) because of (x) any decrease in expenditures made by OVEC for capital improvements below the level of expenditures set forth in the approved (or proposed if not yet approved) monthly operating budgets for OVEC (heretofore provided to Purchaser by Allegheny) for the Adjustment Period (such monthly operating budgets to be pro-rated for any partial months during the Adjustment Period based on the number of days in such month) by more than 20% in the aggregate or (y) any decrease in expenditures made by OVEC for operation and maintenance expenses below the level of expenditures set forth in the approved (or proposed if not yet approved) monthly operating budgets for OVEC (heretofore provided to Purchaser by Allegheny) for the Adjustment Period (such monthly operating budgets to be pro-rated for any partial months during the Adjustment Period based on the number of days in such month) by more than 10% in the aggregate (but without duplicating any reduction of the purchase price pursuant to Section 3(c) above). Any payment to Purchaser under this subsection (c) shall be made within five (5) days of any such distribution, credit, capital contribution or other payment by wire transfer of immediately available federal funds to an account designated by Purchaser.

(d) By Both Parties.

(i) From the date that is 20 days after the expiration of the Modified Election Period (as such term is defined in the Unanimous Consent and Waiver Agreement) to the Effective Time, unless otherwise agreed in writing by the parties, Purchaser and Allegheny will use all reasonable efforts to satisfy the conditions to closing at or before the date that is 385 days following the expiration of the Modified Election Period (as such term is defined in the Unanimous Consent and Waiver Agreement). Purchaser and Allegheny will notify each other of any event that occurs, or condition that comes to their attention, that may delay the Effective Time or that constitutes a breach of their respective representations and warranties in this Agreement and will use all reasonable efforts to mitigate any such delay or to cure any such breach.

(ii) Without limiting the foregoing, Purchaser will, and Allegheny will, if required, cause each OVEC Entity to, (A) make the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), within 34 days after the expiration of the Modified Election Period (as such term is defined in the Unanimous Consent and Waiver Agreement), (B) comply at the earliest practicable date with any request by the Federal Trade Commission or the Department of Justice for additional information or documents under the HSR Act, and (C) cooperate with the other party in connection with making any filing under the HSR Act and in connection with the resolution of any investigation or other inquiry by the Federal Trade Commission, the Department of Justice, or any other governmental authority.

(iii) Without limiting the foregoing, Allegheny and the Purchaser will each, as promptly as practical after the date that is 20 days after the expiration of the Modified Election Period (as such term is defined in the Unanimous Consent and Waiver Agreement), make all filings and take all such other actions as are required, and that may be reasonably taken, to obtain, in the case of Allegheny, the consents and approvals of third parties listed on Schedule 4(h), and, in the case of Purchaser, the consents and approvals of third parties listed on Schedule 6(f). Allegheny and Purchaser will cooperate with each other and support each other’s efforts to obtain all required consents and approvals of third parties.

(e) By Purchaser.

(i) Purchaser shall pay to Allegheny the amount of any capital contributions or payments made by Allegheny to OVEC, and required to be made by Allegheny and the other OVEC shareholders or parties to the ICPA, after the Effective Time and prior to the New ICPA Effective Date (the “Adjustment Period”) because of (x) the acceleration of the debt obligation incurred by OVEC to purchase the selective catalytic reduction equipment (other than an acceleration attributable to any default or breach on the part of Allegheny), (y) expenditures by OVEC for capital improvements exceeding the approved (or proposed if not yet approved) monthly operating budgets for OVEC (heretofore provided to Purchaser by Allegheny) for the Adjustment Period (such monthly operating budgets to be pro-rated for any partial months during the Adjustment Period based on the number of days in such month) by more than 20% in the aggregate, or (z) expenditures by OVEC for operation and maintenance expenses exceeding the approved (or proposed if not yet approved) monthly operating budgets for OVEC (heretofore provided to Purchaser by Allegheny) for the Adjustment Period (such monthly operating budgets to be pro-rated for any partial months during the Adjustment Period based on the number of days in such month) by more than 10% in the aggregate (but without duplicating any increase of the purchase price pursuant to Section 3(c) above).

(ii) Purchaser will cooperate with Allegheny and OVEC in obtaining all regulatory approvals necessary for the effectiveness of the ICPA.

(iii) Purchaser shall not terminate the Buckeye PPA prior to the Effective Time.

(iv) Purchaser shall use commercially reasonable efforts to obtain and maintain through the Effective Time a credit rating for its long-term unsecured non-credit enhanced indebtedness of either (x) at least BBB- from Standard & Poor’s or (y) at least Baa3 from Moody’s Investors Service, Inc. (an “Investment Grade Credit Rating”). If Purchaser is unable to obtain an Investment Grade Credit Rating within 90 days after the date of this Agreement, either party may terminate this Agreement by providing written notice thereof to the other party.

(f) No Shop. Except for making the Offer in accordance with Section 15 hereof, (i) Allegheny will not, and will cause its affiliates and its and their respective directors, officers, employees, agents, and advisors not to, solicit offers from, negotiate with, execute agreements with, or provide non-public information to, any party other than Purchaser with respect to the possible sale or other disposition of the OVEC Shares or the transfer and assignment of Allegheny’s rights and obligations under the ICPA, and (ii)

Allegheny will, and will cause its affiliates and its and their respective directors, officers, employees, agents, and advisors to, cease any current discussions with any party other than Purchaser concerning any such sale or other disposition or transfer and assignment. Notwithstanding anything to the contrary in this Section 7(f), for a period of forty five (45) days following the date of this Agreement, Allegheny, its affiliates, and its and their respective directors, officers, employees, agents, and advisors may negotiate with, carry on discussions with, execute agreements with, or provide non-public information to, any Sponsoring Company under the ICPA with respect to the possible sale or other disposition of the OVEC Shares or the transfer and assignment of Allegheny’s rights and obligations under the ICPA.

(g) Seat on OVEC Board of Directors. Commencing no later than the date that is 20 days after the expiration of the Modified Election Period (as such term is defined in the Unanimous Consent and Waiver Agreement), Allegheny shall use its commercially reasonable best efforts to secure and retain for Purchaser two seats on the Board of Directors of OVEC to be held by Purchaser’s representatives as soon as practicable after the Effective Time, and Allegheny shall cause two of its representatives on the Board of Directors of OVEC to resign if and when a representative of Purchaser is elected to the Board of Directors of OVEC. Until a representative of Purchaser is elected to the Board of Directors of OVEC, two of Allegheny’s representatives on the Board of Directors of OVEC shall vote from and after the Effective Time in the manner directed by Purchaser and shall inform Purchaser of all matters discussed at each and every meeting of the Board of Directors of OVEC.

8. Purchaser’s Conditions to Closing. Purchaser’s obligation to complete the purchase of the OVEC Shares and the assumption of AES’s rights and obligations under the ICPA pursuant to the terms of this Agreement is conditioned upon the satisfaction or waiver by Purchaser of the following conditions:

(a) Performance of Obligations. Allegheny has performed in all material respects the obligations under this Agreement that are to be performed by it at or before the Effective Time.

(b) Representations and Warranties Are True; Certification. The representations and warranties made by Allegheny in this Agreement continue to be true in all material respects as of the Effective Time as though they were made at the Effective Time. Allegheny shall have delivered to Purchaser a certificate duly executed by an appropriate officer of Allegheny dated as of the Effective Time to the effect that (i) Allegheny has performed in all material respects the obligations under this Agreement that are to be performed by it at or before the Effective Time; (ii) the representations and warranties made by Allegheny in this Agreement continue to be true in all material respects as of the Effective Time as though they were made at the Effective Time; (iii) the ICPA has been executed and delivered by AES and the other parties to the ICPA; (iv) the ICPA is valid, enforceable in accordance with its terms and in full force and effect, and AES is not, and to the Best Knowledge of Allegheny no other party to the ICPA is, in default thereunder; and

(v) Allegheny has provided to the Purchaser a copy of the ICPA as executed and delivered by the parties thereto and copies of all amendments or modifications to the ICPA.

(c) No Material Adverse Change. There is no material adverse change in the financial condition, results of operations, business, or prospects of any OVEC Entity since December 31, 2003. Since the date of the last financial statements of Allegheny included in the most recent report on Form 10-K filed with the SEC, there has not been any material adverse change in the financial condition, results of operations, business, or prospects of Allegheny which could be reasonably expected to affect the right or ability of Allegheny to consummate the transactions contemplated by this Agreement and perform its obligations in connection therewith.

(d) HSR Act. If applicable, the waiting period or periods under the HSR Act have expired or been terminated early, and neither the Federal Trade Commission, the Justice Department, or any other governmental authority has advised Purchaser that it will seek to enjoin the sale of the OVEC Shares or the transfer and assignment of the ICPA to Purchaser under this Agreement, require any significant divestiture by Purchaser or any OVEC Entity, or impose restrictions on the operation of any business by Purchaser or any OVEC Entity.

(e) Consents and Approvals. The consents and approvals of the SEC, FERC, lenders of OVEC or Allegheny, and the other third parties identified on Schedules 4(h) and 6(f) required in connection with the transactions contemplated hereunder, including the sale of the OVEC Shares to Purchaser and the transfer and assignment of the ICPA to Purchaser (the “Required Consents”), have been obtained and remain in full force and effect and not subject to any pending appeal, intervention or similar proceeding or any unsatisfied condition that may result in modification or revocation thereof. All consents to the assignment and transfer of the ICPA to Purchaser shall have been obtained on terms and conditions which the Purchaser deems satisfactory in its sole and absolute discretion.

(f) ICPA. The ICPA shall have been executed and delivered by AES and the other parties to the ICPA. The ICPA shall be valid, enforceable in accordance with its terms, and in full force and effect, and no party thereto, including AES, shall be in default thereunder. There shall have been no amendments or modifications to the ICPA since the ICPA was modified by that certain Modification No. 15 thereto dated as of April 30, 2004 and amended and restated by the New ICPA, except for any such amendments or modifications that do not affect in any manner the rights or obligations of the parties under the New ICPA. AES shall have entered into the ICPA Assignment Agreement, effective as of the Effective Time.

(g) Financing. Purchaser shall have obtained a commitment for financing of the payment of the purchase price hereunder on terms and conditions and from a lender or lenders satisfactory to Purchaser in its sole and absolute discretion, except that Purchaser shall not have the right to terminate this Agreement and to decline to close the transactions contemplated hereby by reason of the failure of this condition unless Purchaser exercises such right no later than 90 days after the date of this Agreement.

9. Allegheny’s Conditions to Closing. Allegheny’s obligation to complete the sale of the OVEC Shares and the assignment of AES’s rights and obligations under the ICPA pursuant to the terms of this Agreement is conditioned upon the satisfaction or waiver by Allegheny of the following conditions:

(a) Performance of Obligations. Purchaser has performed in all material respects the obligations under this Agreement that are to be performed by it at or before the Effective Time.

(b) Representations and Warranties Are True; Certification. The representations and warranties made by Purchaser in this Agreement continue to be true in all material respects as of the Effective Time as though they were made at the Effective Time. Purchaser shall have delivered to Allegheny a certificate to the effect of clause (a) above and this clause (b) duly executed by an appropriate officer of Purchaser.

(c) HSR Act. If applicable, the waiting period or periods under the HSR Act have expired or been terminated early, and neither the Federal Trade Commission, the Justice Department, or any other governmental authority has advised any OVEC Entity that it will seek to enjoin the sale of the OVEC Shares to Purchaser under this Agreement, require any significant divestiture by Purchaser or any OVEC Entity, or impose restrictions on the operation of any business by Purchaser, AES or any OVEC Entity.

(d) Consents and Approvals. The Required Consents have been obtained and remain in full force and effect and not subject to any pending appeal, intervention or similar proceeding or any unsatisfied condition that may result in modification or revocation thereof.

(e) ICPA Assignment Agreement. Purchaser shall have entered into the ICPA Assignment Agreement, effective as of the Effective Time.

10. Closing; Effective Time.

(a) The closing of the sale and purchase of the OVEC Shares and the transfer and assignment of the ICPA pursuant to this Agreement will occur within five business days after all of the conditions to closing have been satisfied or waived and will be effective as of the close of business on that date or such other date and time as the parties may agree (the “Effective Time”). As of the Effective Time, upon satisfaction or waiver of the conditions to closing, Purchaser will pay the portion of the purchase price referred to in Section 3 to be paid at the Effective Time, by wire transfer of immediately available federal funds to an account designated by Allegheny, upon receipt of certificates for the OVEC Shares, duly endorsed by AEI for transfer to Purchaser or accompanied by duly executed stock powers, and the ICPA Assignment Agreement and the certificate referred to in Section 8(b) above signed by an appropriate officer of Allegheny.

(b) The parties will execute and deliver all other documents, and take all further actions, necessary to complete the sale and purchase of shares and to carry out the other transactions contemplated by this Agreement.

(c) The parties acknowledge that time is of the essence and, therefore, agree to use all reasonable efforts to complete the sale and purchase of shares and the other transactions contemplated by this Agreement on or before the date that is 385 days following the expiration of the Modified Election Period (as such term is defined in the Unanimous Consent and Waiver Agreement), except that the foregoing shall not impose any obligation on a party to waive or modify any of that party’s conditions to closing. Any party may terminate this Agreement if the Effective Time does not occur before the date that is 385 days following the expiration of the Modified Election Period (as such term is defined in the Unanimous Consent and Waiver Agreement), unless the delay in the Effective Time results from the failure, by the party seeking to terminate this Agreement, to perform its obligations under this Agreement. Termination of this Agreement by any party will not relieve the other party of any liability that it may have for a breach of the representations, warranties, or covenants made by it in this Agreement. If Purchaser does not satisfy its condition to closing set forth in Section 8(g) hereof, and notify Allegheny of Purchaser’s satisfaction of such condition to closing, on or before 90 days after the date of this Agreement, Allegheny shall have the right to terminate this Agreement by providing written notice thereof to Purchaser. Allegheny must exercise this right to terminate within 10 days after the end of such 90 day period.

11. Survival of Representations, Warranties, and Covenants. The representations, warranties, and covenants made by Purchaser and Allegheny in this Agreement will survive for the periods set forth below:

(a) With respect to the representations and warranties in Sections 4(a), (c), and (d), without limitation as to time; with respect to all other representations and warranties in Section 4, for a period of 24 months following the Effective Time.

(b) With respect to the representations and warranties in Sections 5(b), (d), (i) and (k), without limitation as to time; with respect to all other representations and warranties in Section 5, for a period of 24 months following the Effective Time, except that the representations and warranties in the last sentence of Section 5(d) and the last sentence of Section 5(e) shall not survive past the Effective Time.

(c) With respect to the representations and warranties in Sections 6(a), (b) and (e), without limitation as to time; with respect to all other representations and warranties in Section 6, for a period of 24 months following the Effective Time.

Any claim brought within the periods described above will continue to survive until it is resolved. A claim for a breach of the covenants made by Purchaser or Allegheny in this Agreement may, subject to any applicable statute of limitations, be brought at any time.

12. Indemnification.

(a) Indemnification by Allegheny. Subject to the limitations in Sections 11, 12(c) and 12(d), Allegheny will indemnify Purchaser against any expense, loss, liability, or claim (including attorneys’ fees and reimbursable expenses) (“Losses”) incurred by Purchaser by reason of (i) the incorrectness of any of the representations or warranties made by Allegheny in this Agreement, or (ii) the breach by Allegheny of any of the covenants made by it in this Agreement.

(b) Indemnification by Purchaser. Subject to the limitations in Sections 11, 12(c) and 12(d), Purchaser will indemnify Allegheny against any Losses incurred by Allegheny by reason of (i) the incorrectness of any of the representations or warranties made by Purchaser in this Agreement, (ii) the breach by Purchaser of any of the covenants made by Purchaser in this Agreement or (iii) a final judicial determination or settlement agreement or consent decree after the Effective Time to which Allegheny is party that requires Allegheny, solely by reason of its having been a shareholder of OVEC, to pay fines or penalties relating to, or to pay all or any part of any amount the OVEC Entities are required to pay for fines or penalties or the installation of emission control equipment relating to, any alleged violation of the federal Clean Air Act New Source Review (“NSR”) or Prevention of Significant Deterioration (“PSD”) requirements, 42 USC 7470 et. seq. and 42 USC 7501 et seq., because of Major Modifications (as defined in the 40 CFR Part 52) by any OVEC Entity to any OVEC facility prior to the Effective Time that allegedly triggered such NSR or PSD requirements.

(c) Threshold.

(i) Purchaser will not be entitled to indemnification under Section 12(a)(i) for the incorrectness of any of the representations or warranties made by Allegheny in this Agreement, and Allegheny will not be entitled to indemnification under Section 12(b)(i) for the incorrectness of any of the representations or warranties made by Purchaser in this Agreement, unless the aggregate amount of the Losses for which it would otherwise be entitled to indemnification exceeds Eight Hundred Fifty Thousand Dollars ($850,000). Once the aggregate amount of the Losses exceeds Eight Hundred Fifty Thousand Dollars ($850,000), Purchaser or Allegheny, as the case may be, will be entitled to indemnification for the full amount of the Losses.

(ii) Allegheny will not be entitled to indemnification under Section 12(b)(iii) with respect to NSR requirements relating to the OVEC Entities unless and until it has incurred in excess of One Hundred Thousand Dollars ($100,000) of Losses in the aggregate with respect thereto. In such event, Purchaser shall be liable to Seller for Losses in excess of such amount.

The foregoing thresholds do not apply to indemnification for breach of any of the covenants made by Purchaser or Allegheny in this Agreement.

(d) Cap. The obligation of Allegheny to indemnify Purchaser for breach of any of Allegheny’s covenants or obligations in this Agreement will not exceed in the aggregate the purchase price paid to Allegheny hereunder. The obligation of Allegheny to indemnify Purchaser for breach of any of Allegheny’s representations and warranties in this Agreement will not exceed Thirty Five Million Dollars ($35,000,000) in the aggregate. The obligation of Purchaser to indemnify Allegheny for breach of any of Purchaser’s covenants or obligations in this Agreement will not exceed in the aggregate the purchase price paid to Allegheny hereunder, except that the obligation of Purchaser to indemnify Allegheny under Section 12(b)(iii) of this Agreement shall not exceed Ten Million Dollars ($10,000,000) in the aggregate. The obligation of Purchaser to indemnify Allegheny for breach of any of Purchaser’s representations and warranties in this Agreement will not exceed Thirty Five Million Dollars ($35,000,000) in the aggregate.

(e) Right to Set-Off. Purchaser will be entitled to set-off, against the amounts that it is required to pay to Allegheny under Section 3, the amount of any indemnification to which it is entitled under this Section 12. Purchaser will give written notice to Allegheny of any such set-off.

(f) Notice of Third-Party Claims. If a third party asserts a claim for which any of the parties is entitled to indemnification under this Section 12, the party against whom the claim is asserted will give prompt notice of the claim to the party required to pay the indemnification (the “Indemnifying Party”). The failure to give any such notice will not, however, relieve the Indemnifying Party of its obligation to indemnify the other party. The Indemnifying Party will have the right to assume control of the defense against the claim, at its expense, and to compromise and settle the claim; except that, Allegheny may not, without the prior written consent of Purchaser, compromise or settle any claim in a manner that would impair the value of any assets or rights of Purchaser or any OVEC Entity or that would interfere with the continued operation of their respective businesses. Both parties will cooperate reasonably in any such defense. If the Indemnifying Party does not assume control of the defense, the party against whom the claim is asserted will have the right, at the expense of the Indemnifying Party, to undertake the defense and to compromise or settle the claim as it deems appropriate.

(g) Procedures with respect to the Holdback Amount. If at any time from and after the Effective Time through the New ICPA Effective Date, Allegheny breaches any of its covenants in Section 7(b) of this Agreement, Purchaser shall have the right to retain from the Holdback Amount an amount equal to Purchaser’s proportionate share of any Losses incurred by the OVEC Entities, and any additional direct Losses incurred by Purchaser, arising out of or related to the breach (the “Holdback Claim”). Purchaser shall give notice to Allegheny of any Holdback Claim by delivering a written notice (the “Holdback Claim Notice”) to Allegheny as soon as reasonably practicable after Purchaser has knowledge of the facts underlying the Holdback Claim. The Holdback Claim Notice shall set forth a description of the Holdback Claim and the amount due to Purchaser as a result of the Holdback Claim (which may be an estimate if the exact amount has not been determined). No Holdback Claim Notice will be timely made if made greater than 45 days after the New ICPA Effective Date (the “Holdback Expiration Date”). Allegheny may dispute the validity or amount of a Holdback Claim by delivering to Purchaser, within twenty (20) days after delivery to Allegheny of the Holdback Claim Notice, a written notice setting forth its basis for disputing the Holdback Claim, the portion of the Holdback Claim that it disputes, and (if applicable) the portion of the Holdback Claim that it does not dispute. The sum of all amounts relating to Holdback Claims that Allegheny does not dispute shall be referred to herein as the “Undisputed Holdback Amount”, the sum of all amounts relating to Holdback Claims that Allegheny does dispute shall be referred to herein as the “Disputed Holdback Amount” and the amount, if any by which the Holdback Amount exceeds the sum of the Undisputed Holdback Amount and the Disputed Holdback Amount shall be referred to as the “Unclaimed Holdback Amount”. On the New ICPA Effective Date, the Holdback Amount shall be disbursed to Allegheny, or retained by Purchaser, as follows: (i) the Undisputed Holdback Amount shall be retained by Purchaser; (ii) the Unclaimed Holdback Amount less One Million Dollars ($1,000,000) shall be disbursed to Allegheny; and (iii) the Disputed Holdback Amount shall be retained by Purchaser pending mutual agreement of Allegheny and Purchaser as to its disposition or, in the absence of such agreement, a final, non-appealable order of a court of competent jurisdiction respecting the disposition thereof, at which time Purchaser will retain or disburse the Disputed Holdback Amount in accordance with such agreement or order, as the case may be. On the 46th day following the New ICPA Effective Date the One Million Dollars ($1,000,000) remaining as Holdback Amount shall be disbursed in the same manner as immediately above. The provisions of this Section 12(g) are intended to facilitate Purchaser’s right to be indemnified for any breaches of Section 7(b) and are not a limitation on Purchaser’s right to be indemnified under Section 12(a)(ii) with respect to any such breach.

13. Break-Up Fees.

(a) If the Effective Time does not occur and this Agreement is terminated by Purchaser by reason of the failure of any of the closing conditions specified in Sections 8(a) or (b) and Allegheny directly or indirectly sells the OVEC Shares or its rights and obligations under the ICPA to any person or entity other than the Purchaser within three years of the date of this Agreement, Allegheny will pay Purchaser Two Million Dollars ($2,000,000).

(b) If the Effective Time does not occur and this Agreement is terminated by Allegheny by reason of failure of any of the closing conditions specified in Sections 9(a) or (b) and Purchaser purchases any shares or rights, directly or indirectly, in OVEC from any third party within three years of the date of this Agreement, Purchaser will pay Allegheny Two Million Dollars ($2,000,000).

(c) If the Effective Time does not occur and this Agreement is terminated by reason of failure of the closing condition specified in Sections 8(g) or under Section 7(e)(iv), Purchaser will pay to Allegheny Two Million Dollars ($2,000,000).

(d) The break-up fees contained in this Section 13 shall be in addition to all other rights and remedies either party may have against the other party for any breaches of this Agreement. The obligations contained in this Section 13 shall survive any termination of this Agreement except termination pursuant to Section 15.

14. Miscellaneous.

(a) Expenses. Each of the parties will pay its own expenses incurred in connection with the negotiation, execution, and performance of this Agreement and the completion of the transactions contemplated by this Agreement, including fees and reimbursable expenses of counsel, accountants, and other advisors.

(b) “Best Knowledge of Allegheny”. For purposes of this Agreement, the phrase “Best Knowledge of Allegheny” means the actual knowledge of David Benson, James Garlick, or Thomas Kalup. Allegheny represents and warrants that such persons are presently Allegheny’s representatives on the Board of Directors of OVEC.

(c) Entire Agreement. This Agreement and its Exhibits and Schedules contain the entire understanding among Purchaser and Allegheny on their subject matter, and there are no representations, warranties, or covenants by or among them other than those set forth in this Agreement and its Exhibits and Schedules.

(d) Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefit of that term or condition.

(e) Governing Law; Dispute Resolution. The validity, interpretation, and enforceability of this Agreement will be governed by the laws of the State of Ohio. In the event of a dispute regarding this Agreement or the transactions contemplated by it, the parties will use all reasonable efforts to resolve the dispute on an amicable basis. If the dispute is not resolved on that basis within 60 days, the parties may take whatever legal action they deem appropriate, or may enter into mediation or arbitration if mutually agreeable.

(f) Notices. Any notice or other communication required or permitted under this Agreement will be adequately given when it is personally delivered; when it is sent by fax, with confirmation of receipt; or one day after it is sent by overnight courier paid by the sender, and addressed

To Purchaser at:

Buckeye Power Generating, LLC

6677 Busch Boulevard

Columbus, Ohio 43229

Attention: President

with a copy to:

Thompson Hine LLP

10 West Broad Street

Columbus, Ohio 43215

Attention: Robert P. Mone

To Allegheny:

Allegheny Energy, Inc.

800 Cabin Hill Drive

Greensburg, PA 15601-1689

Attention: President

Fax: (724) 830-5151

Allegheny Energy Supply Company, LLC

4350 Northern Pike – 4 North

Monroeville, PA 15146-2841

Attention: President

Fax: (412) 856-2789

with a copy to:

Gray, Plant, Mooty, Mooty & Bennett, P.A.

500 IDS Center

80 South Eighth Street

Minneapolis, MN 55402-3796

Attention: Joseph Kinning, Esq.

Fax (612) 632-4444

Any party may change the address or fax number to which notices or other communications are to be given by furnishing the other party with written notice of the change.

(g) Confidentiality. Purchaser agrees that, unless and until the Effective Time has taken place, Purchaser and its officers, directors, and other representatives will hold in strict confidence, and will not use to the detriment of any OVEC Entity or Allegheny, all data and information about the business of the OVEC Entities or Allegheny disclosed to them by the OVEC Entities or Allegheny in connection with this transaction or this Agreement (except for any data or information that is publicly available or is disclosed to them by a source other than any OVEC Entity or Allegheny). If the transaction contemplated by this Agreement is not completed, Purchaser will, upon reasonable request by Allegheny, return to Allegheny or destroy any written documents in Purchaser’s possession that include such data or information, including worksheets, reports, lists, memoranda, and other documents prepared by or made available to Purchaser.

(h) Notices to Third Parties and Publicity. All notices to third parties and publicity concerning the transaction contemplated by this Agreement will be jointly planned and coordinated by Purchaser and Allegheny. No party may act in this regard without the prior consent of the others; however, this consent will not be unreasonably withheld.

(i) Assignment. Neither of the parties may assign this Agreement without the prior written consent of the other party; except that Purchaser may assign this Agreement to any direct or indirect wholly owned subsidiary of Purchaser, provided any such assignment does not relieve Purchaser of its obligations hereunder.

(j) Preamble; Headings. The preamble to this Agreement, and the headings used in this Agreement, are for convenience of reference only and are not intended to affect the interpretation of this Agreement.

(k) Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and by facsimile.

15. Right of First Offer. In accordance with Section 12.193 of the Original ICPA, Section 9.183 of the New ICPA, and the Unanimous Consent and Waiver Agreement, Allegheny shall make an offer (“Offer”) to the other Sponsoring Companies (as such term is defined in the ICPA) by providing an Offer Notice (as such term is defined in the ICPA) to the other Sponsoring Companies within three days after the date of this Agreement. Allegheny shall provide Purchaser an opportunity to review and comment on Allegheny’s proposed draft of its Offer Notice prior to its distribution to the other Sponsoring Companies. Notwithstanding any review and comment by Purchaser on Allegheny’s proposed draft of its Offer Notice, Allegheny agrees that the purchase price set forth in the Offer Notice shall not exceed $107 million, and that the Offer Notice shall contain such other terms as will permit Allegheny to transfer and assign its rights and obligations under the ICPA to Purchaser in accordance with the terms of this Agreement in the event the Offer is not accepted by any other Sponsoring Companies. If the Offer is accepted by, and approved by the Board of Directors of, one or more of the other Sponsoring Companies in accordance with Section 12.193 of the Original ICPA, Section 9.183 of the New ICPA, and the Unanimous Consent and Waiver Agreement or if, within 45 days of the date of this Agreement, Allegheny enters into a definitive agreement with a Sponsoring Company for the sale and purchase of the OVEC Shares, and the transfer and assignment of Allegheny’s rights and obligations under the ICPA, this Agreement will immediately and automatically terminate, and Allegheny and Purchaser shall have no liabilities or obligations hereunder; provided, however, that Allegheny shall pay Purchaser (i) Five Hundred Thousand Dollars ($500,000) in cash within 10 days of termination of this Agreement, and (ii) One Million Five Hundred Thousand Dollars ($1,500,000) in cash upon the closing of the sale and purchase of the OVEC Shares, and the transfer and assignment of Allegheny’s rights and obligations under the ICPA. If the Offer is not accepted by, and approved by the Board of Directors of, one or more of the other Sponsoring Companies in accordance with Section 12.193 of the Original ICPA, Section 9.183 of the New ICPA, and the Unanimous Consent and Waiver Agreement, or if, within 45 days of the date of this Agreement, Allegheny does not enter into a definitive agreement with a Sponsoring Company for the sale and purchase of the OVEC Shares, and the transfer and assignment of Allegheny’s rights and obligations under the ICPA, this Agreement shall continue in full force and effect in accordance to its terms. Allegheny’s obligations under this Section 15 shall survive any termination of this Agreement.

16. Escrow. Upon the signing of this Agreement, Purchaser will deposit Two Million Dollars ($2,000,000) with Wells Fargo National Association (the “Escrow Agent”), as escrow agent, pursuant to such form of escrow agreement as Purchaser, Allegheny and Escrow Agent mutually agree (the “Escrow Agreement”), which will be paid to Allegheny upon the termination of this Agreement under the condition of Section 13(c) above. Immediately upon the satisfaction of the condition of Section 8(g), Purchaser shall place an additional Three Million Dollars ($3,000,000) with the Escrow Agent such that Purchaser will have a total of Five Million Dollars ($5,000,000) in escrow pursuant to this Section 16. Allegheny will have the right to recover from this $5,000,000 escrow any amount which Allegheny is entitled to indemnification for under Section 12(b). Any interest accrued on the escrow amounts described in this Section 16 will be disbursed to Purchaser periodically as provided in the Escrow Agreement. Any payment of any escrow amounts to Allegheny pursuant to this Section 16 are in addition to any other remedies to which Allegheny may be entitled under this Agreement. The Escrow Agreement shall terminate at the earlier of the termination of this Agreement or the Effective Time, and, except as otherwise provided in this Section 16, any amounts in escrow, including accrued interest, at the time of the termination of the Escrow Agreement shall be disbursed to Purchaser provided, however, that if Allegheny has any unsatisfied claims under the Escrow Agreement the Escrow Agreement will not terminate until final resolution of such unsatisfied claims.

[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser and Allegheny have executed this Agreement as of the date first written above.

ALLEGHENY ENERGY, INC.

By:
Its:

ALLEGHENY ENERGY SUPPLY COMPANY, LLC

By:
Its:

BUCKEYE POWER GENERATING, LLC

By:
Its:

DISCLOSURE SCHEDULE

ALLEGHENY ENERGY, INC. AND

ALLEGHENY ENERGY SUPPLY COMPANY, LLC (“ALLEGHENY”)

DATED AS OF MAY 17, 2004

This schedule and the disclosures set forth herein (the “Schedule”) are delivered in connection with that certain Stock Purchase and ICPA Assignment Agreement dated as of May 17, 2004, between Allegheny Energy, Inc., Allegheny Energy Supply Company, LLC, and Buckeye Power Generating, LLC (the “Agreement”). Capitalized terms used in this Schedule but not defined herein shall have the meanings ascribed to such terms in the Agreement.

The Schedule numbers set forth below correspond to the section numbers in the Agreement. Any disclosure made in any part of this Schedule which should, based upon the substance of such disclosure, be applicable to another part of this Schedule shall be deemed to be made with respect to such other Schedule, regardless of whether or not a specific reference is made thereto. The headings or any subheadings of any Schedule have been inserted for convenience of reference only and shall not be deemed to be part of this Schedule.

To the extent that this Schedule contains exceptions to the representations and warranties set forth in Sections 4 and 5 of the Agreement, the inclusion of an item on this Schedule shall not be deemed an admission by Allegheny that such item is material or that it will have a material adverse effect.

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DISCLOSURE SCHEDULE

Schedule 4(e)

Allegheny Conflicts

None

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DISCLOSURE SCHEDULE

Schedule 4(f)

Allegheny Litigation

None

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DISCLOSURE SCHEDULE

Schedule 4(h)

Allegheny Consents

OVEC Specific Approvals

Each of the OVEC Sponsoring Companies must fail to exercise each of their right of first offer under the ICPA before Allegheny may assign its rights and obligations under the ICPA.

Consent to the assignment of all of Allegheny’s rights and obligations under the ICPA and the transfer of the OVEC Shares to Purchaser by XL Capital Assurance, as the insurance wrap provider and guarantor to bondholders, under a $305 million bond financing that is wrapped by a credit-insurance policy, primarily documented by an Indenture and an Insurance and Reimbursement Agreement, both dated as of December 21, 2001.

Consent to the assignment of all of Allegheny’s rights and obligations under the ICPA and the transfer of the OVEC Shares to Purchaser by certain required lenders under a $60 million term loan facility, primarily documented by a Term Credit Agreement, dated as of March 25, 2003, among OVEC, a syndicate of banks and LaSalle Bank N.A., as administrative agent.

Consent to the assignment of all of Allegheny’s rights and obligations under the ICPA and the transfer of the OVEC Shares to Purchaser by KeyBank, N.A. and certain required lenders under a 364-day revolving loan facility, primarily documented by a 364-day Credit Agreement, dated as of August 10, 2001, among OVEC, a syndicate of lenders and KeyBank N.A., as administrative agent.

Approvals of Transaction in Connection with Stock Purchase and ICPA

Assignment Agreement

Approval of the transactions contemplated under this Agreement by the Federal Energy Regulatory Commission pursuant to a 203 filing.

All applicable waiting periods (and any extensions of such waiting periods) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have expired or otherwise been terminated.

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Approval of the transactions contemplated under this Agreement by the Securities and Exchange Commission.

ICPA Approvals

Approval of the ICPA by the Federal Energy Regulatory Commission pursuant to a 205 filing.

Approval of the ICPA by the Virginia State Corporation Commission.

Filing with the Public Service Commission of West Virginia.

Filing with the Indiana Regulatory Commission.

Consent or approval of, or filings or negotiations with, the Kentucky Public Service Commission may be required.

Filing with, or consent or approval of, the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, if required.

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DISCLOSURE SCHEDULE

Schedule 5(a)

Information Concerning OVEC

OVEC’s purchase and installation of flu-gas desulpherization equipment, i.e. scrubbers, on the generation units at the Clifty Creek and Kyger Creek Stations

National, regional and local market conditions generally affecting OVEC

All information contained in the 2002 Annual Report of OVEC

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DISCLOSURE SCHEDULE

Schedule 5(c)

OVEC Conflicts

See Schedule 4(h) to this Agreement for OVEC Specific Approvals and ICPA Approvals

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DISCLOSURE SCHEDULE

Schedule 5(d)

OVEC Capitalization

None

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DISCLOSURE SCHEDULE

Schedule 5(e)

OVEC Financial Statements

See Financial Statements as of December 31, 2002 and 2001 attached in the 2002 Annual Report for OVEC at http://www.ovec.com/AnnualReport02.pdf

See Financial Statements as of December 31, 2003 at http://www.ovec.com/ConFinancials.html

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DISCLOSURE SCHEDULE

Schedule 5(f)

OVEC Litigation

A. OVEC Corporate Litigation

1. AEI Coal

OVEC is a party to a certain coal supply agreement between OVEC, as buyer, and Horizon Natural Resources Sale Company (n/k/a AEI Coal Sales Company, Inc.) (“AEI Coal”), as seller, dated April 25, 2000 (as amended, the “Coal Supply Agreement”). Coal Ventures Holding Company, Inc., Horizon NR, LLC (n/k/a AEI Resources, Inc) and Zeigler Coal Holding Company, all debtors and debtors-in-possession, are jointly and severally guarantors (collectively, the “Guarantors”) of the Coal Supply Agreement under the guarantee attached to the Coal Supply Agreement (the “Guarantee”). AEI Coal repeatedly failed and refused to provide the quantity of coal required under the Coal Supply Agreement despite demands by OVEC that it comply with its contractual obligations under the Agreement. To date, AEI Coal has failed to deliver hundreds of thousands of tons of coal required under the Coal Supply Agreement.

On or about September 26, 2001, AEI Coal, Horizon Natural Resources Holding Company, LLC (n/k/a AEI Holding Company, Inc.) (“AEI Holding”), Bluegrass Coal Development Co. (“Bluegrass”) and Evergreen Mining Co. (“Evergreen”) commenced an action against OVEC and other defendants in the Commonwealth of Kentucky Boyd Circuit II Division (the “Kentucky State Court”), Case No. 01-CI-00935 (the “Kentucky Litigation”), alleging, among other claims, fraud, breach of contract and duress and seeking, inter alia, to rescind the Coal Supply Agreement. On November 6, 2001, OVEC filed its

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answer to the Kentucky complaint and asserted counterclaims against AEI (the “OVEC Counterclaims”).

On February 26, 2002, AEI Coal, AEI Holding, Bluegrass and Evergreen filed an amended complaint in the Kentucky Litigation (the “First Amended Complaint”). OVEC’s claims arising out of and relating to the Coal Litigation and the Coal Supply Agreement (the “Litigation Claims”) are in the multi-million dollar range. On February 28, 2002, AEI Coal, AEI Holding, Bluegrass and Evergreen and various affiliated companies (collectively, the “AEI Debtors”) commenced voluntary petitions for reorganization under Chapter 11 of Title 11, United States Code (the “Bankruptcy Code”) in the Bankruptcy Court.

In response to OVEC’s objection to the AEI Debtors’ Chapter 11 Plan dated February 28, 2002 (the “AEI Plan”), the order confirming the AEI Plan dated April 17, 2002 (the “AEI Confirmation Order”) provided that the OVEC Counterclaims were unimpaired, passed through the AEI Debtors’ Chapter 11 cases and were unaffected by the confirmation of the AEI Plan.

On March 11, 2002, counsel for AEI Coal, AEI Holding, Bluegrass and Evergreen confirmed by letter to counsel for OVEC that OVEC need not answer the amended complaint, which was directed only to another defendant in the Kentucky Litigation. On or about April 26, 2002, AEI Coal, AEI Holding, Bluegrass and Evergreen filed a second amended complaint (the “Second Amended Complaint”) in the Kentucky Litigation.

On May 20, 2002, OVEC filed its answer to the second amended complaint (the “OVEC Answer II”) in the Kentucky Litigation and reasserted the OVEC

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Counterclaims against AEI Coal (together with the second amended complaint, the “Coal Litigation”). On November 13, 2002, the reorganized AEI Debtors, Horizon Natural Resources Sales Company, Horizon Natural Resources Holding Company, LLC, Coal Ventures Holding Company, Inc., AEI Resources, Inc. and Zeigler Coal Holding Company, Blue Grass and Evergreen and various other affiliated companies (collectively, the “Horizon Debtors”) commenced voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code.

Pursuant to the automatic stay imposed by Section 362 of the Bankruptcy Code, the Coal Litigation against the Horizon Debtors has been stayed. No motion to lift the automatic stay has been filed by OVEC.

OVEC filed a proof of claim asserting (a) various claims for amounts payable and breach of obligations under the Coal Supply Agreement, the Guarantee and other related agreements as set forth in the Coal Litigation; (b) contingent and/or unliquidated claims relating to breaches and failures to perform obligations, including indemnity obligations, under the Coal Supply Agreement, the Guarantee and other related agreements, including but not limited to (i) contingent, unliquidated claims for future liabilities under the Coal Supply Agreement, the Guarantee and other related agreements, (ii) contingent, unliquidated claims for indemnification relating to any losses or liabilities from the Coal Litigation and (iii) contingent, unliquidated claims for indemnification relating to any losses or liabilities for breach of representation and warranties under Article XIII of the Coal Supply Agreement; (c) a guarantee claim for OVEC’s contingent and/or unliquidated claims relating to breaches and failures to perform obligations, including indemnity obligations, under the Coal Supply Agreement against Coal Ventures Holding

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Company, Inc., Horizon Natural Resources Holding Company, LLC and Zeigler Coal Holding Company; and (d) various claims against each of the Horizon Debtors set forth in the OVEC Counterclaims.

2. American Commercial Barge Line

On July 29, 1980, American Commercial Barge Line LLC (“ACBL”) and Indiana-Kentucky Electric Corporation (“IKEC”) entered into a coal barge agreement (as amended, the “Contract”) pursuant to which ACBL transported coal owned by IKEC from the Loading Points (as defined in the Contract) of third-party coal suppliers to IKEC’s coal unloading docks. Pursuant to the terms of the Contract, IKEC had an option to extend the Contract up to and including August 31, 2009.

By Motion to Reject Executory Contract (Coal Barging Agreement, as Amended, With Indiana-Kentucky Electric Corporation), dated March 17, 2003 (the “Motion”), ACBL and certain of its subsidiaries (collectively, the “Debtors”) sought to reject the Contract. On April 8, 2003, the United States Bankruptcy Court for the Southern District of Indiana (New Albany Division)(the “Bankruptcy Court”) entered an Agreed Order (the “Agreed Order”) Granting Debtors’ Motion To Reject Executory Contract (Coal Barging Agreement, As Amended, With Indiana-Kentucky Electric Corporation) effective as of April 3, 2003 (the “Effective Date”).

As a result of the rejection of the Contract, IKEC filed a proof of claim for damages for, inter alia, (i) breach of ACBL’s performance and other obligations under the Contract for the period commencing after the Effective Date through August 31, 2009; (ii) the actual costs IKEC incurred to obtain emergency barge services; and (iii) contingent and/or unliquidated claims relating to breaches and failures to perform obligations, including indemnity obligations, under the Contract.

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B. OVEC Environmental Litigation - IKEC

1. Clifty Creek Station

On December 26, 2002, Save The Valley (STV), Hoosier Environmental Council (HEC), and Citizens Action Coalition of Indiana (CAC) filed an appeal of the renewed operating permit for the fly ash landfill at IKEC’s Clifty Creek Station with the Indiana Office of Environmental Adjudication (OEA). The appeal alleged that the Indiana Department of Environmental Management (IDEM) did not properly public notice the renewal permit and that the permit should not have been issued considering surface water, groundwater and fugitive dust problems at the site.

IKEC intervened in the appeal in support of IDEM. IDEM allowed IKEC to take the lead in defending the permit action, and IKEC chose to challenge the environmental groups’ legal standing under Indiana law on the grounds that the groups were “not persons adversely affected by the permit action.” On June 23, 2003, the OEA ruled against IKEC on the standing issue, and on July 3, 2003 IKEC and IDEM appealed OEA’s decision to the Marion County Superior Court. On October 27, 2003, the Marion Superior Court reversed the OEA decision and ruled that the groups did not have standing to appeal the permit. The environmental groups have now asked the Indiana State Court of Appeals to review the Marion Superior Court’s decision and the court has agreed to do so. The State Court of Appeals has not yet established a schedule to review the decision.

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2. North Madison & Liberty Ridge Monitoring Stations

On March 7, 2001, IKEC submitted a waiver request to IDEM requesting approval to discontinue operation of the North Madison SO2 ambient air monitoring station and the Liberty Ridge meteorological monitoring station, both associated with the Clifty Creek Station. The basis of the request was that the stations were no longer needed to assure compliance with the ambient air quality standards for SO2 since no exceedances had been measured over a 30 plus year period and the plant had recently significantly reduced SO2 emissions in response to the Acid Rain Rules. On May 15, 2001, IDEM denied the request, and on May 31, 2001, IKEC appealed IDEM’s denial to the OEA. On May 8, 2003, the OEA upheld IDEM’S denial. On June 4, 2003, IKEC appealed OEA’s decision to the Marion County Superior Court. Oral arguments were held before the Marion Superior Court on March 11, 2004, and the court’s decision is pending.

C.	Employee/Other Litigation

1.	Ronald K. Barnes – Harbor Boat Operator at the Clifty Creek Plant. On 4/16/99, Mr. Barnes alleges that he injured his back while pulling an employee from the Ohio River who was struck by a barge haul cable which had broken and knocked the employee into the river. Mr. Barnes filed a Jones Act suit in the United States District Court, Eastern District of Kentucky in April 2002. The Company is insured under the Jones Act by MOAC (A CNA Maritime Division) who has hired attorneys to defend the claim. Depositions have been taken and the case is scheduled to go to trial 12/21/04. A settlement demand has not been made.

2.	Keith A. Tanner – Transmission Mechanic A in the System Division. On July 5, 2001, Mr. Tanner was burned when he contacted a 12,000 volt conductor resulting in the loss of his left arm at the shoulder and his right arm below the elbow. He filed an intentional tort claim against the Company in Franklin, Ohio, County Common Pleas Court on April 26, 2002. Motions for Summary Judgment were filed on March 5, 2004. The case is scheduled to go to trial on November 8, 2004. Company is represented by Jim Blake from the law firm of Day, Ketterer, Raley, Wright & Rybolt. A settlement demand has not been made.

3.	Cheryl L. Maddox – Maintenance Mechanic B at the Clifty Creek Plant. Ms. Maddox was discharged on 2/19/03 for altering the return to work date on a

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doctor’s statement and insubordination and abusive, threatening, and profane language when confronted about the statement. Ms. Maddox filed an EEOC charge against the Company alleging discrimination due to sex and retaliation for which we received a no probable cause finding. She then filed suit in August 2003 in United States District Court, Southern District of Indiana alleging discrimination. We are currently responding to Interrogatories and a Request for Production of Documents. Company is represented by Mr. Douglas Bates from the law firm of Stites & Harbison. A settlement demand has not been made.

4.	Chester Willis – A contractor employee performing work at the Kyger Creek Plant. On 9/24/01, Mr. Willis was working in a coal bunker when coal spilled from the conveyor belt into the bunker and onto Mr. Willis allegedly causing him to suffer a back injury. He filed suit in Gallia, Ohio, County Common Pleas Court on 9/11/03. The Company is insured by Chubb who has hired Mr. Jim Blake to represent the Company. Depositions are now being taken. A settlement demand has not been made.

D.	Asbestos Litigation

1.	On 12/11/02, Charlotte Johnson, surviving spouse of Joseph Johnson, brought suit against Air Products & Chemicals, Et Al (which included Ohio Valley Electric Corporation) in Maryland alleging Mr. Johnson died of mesothelioma resulting from exposure to asbestos – containing products while working as a contractor employee at the Kyger Creek Plant. The Company filed a Motion To Dismiss Claims Against It And “Kyger Creek Power” on 7/3/03, on the grounds that the Court does not have jurisdiction over the Company and the claims against the Company are time – barred. The law firm of Kramon & Graham, P.A. located in Baltimore, Maryland is defending the Company.

2.	On April 28, 2003, the Company was served with a summons and complaint in the case of a group of plaintiffs vs 20th Century Glove Corporation of Texas, Et Al (including Ohio Valley Electric Corporation) which was filed in the Circuit Court of Kanawha County, West Virginia. (See note below).

3.	On June 19, 2003, the Company was served with a summons in the case of a group of plaintiffs vs 20th Century Glove Corporation of Texas, Et Al (including Ohio Valley Electric Corporation) which was filed in the Circuit Court of Kanawha County, West Virginia. (See note below).

4.	On January 27, 2004, the Company was served with a summons and complaint in the case of Sue Ellen Guinn vs 20th Century Glove Corporation, Et Al (including Ohio Valley Electric Corporation) which was filed in the Circuit Court of Kanawha County, West Virginia. (See note below).

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5.	On February 5, 2004, the Company was served with a summons and complaint in the case of Jon T. Chatham vs A. W. Chesterton Company, Et Al (including Indiana-Kentucky Electric Corporation) which was filed in the Marion County Superior Court, Indiana. (See note below).

NOTE:	The cases described in items D - 2., 3., 4., and 5. above have been referred to Mr. Richard C. Polley of Dickie, McCamey & Chilcote who has been retained by the Company to handle these asbestos claims in litigation. Mr. Polley also represents subsidiaries of American Electric Power Company, Inc. (AEP). These cases may be settled using the AEP Settlement Guidelines.

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DISCLOSURE SCHEDULE

Schedule 5(g)

OVEC Environmental Matters

See Schedule 5(f), OVEC Litigation, to this Agreement

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SCHEDULE 6(F) – PURCHASER CONSENTS

Set forth below is a list of all consents and approvals that are required to be obtained in connection with the performance of Purchaser’s obligations under this Agreement.

1.	Approval of the transactions contemplated under this Agreement by the Federal Trade Commission, the Department of Justice, and all other relevant government agencies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, without the requirement of any significant divestiture by the Purchaser or any OVEC Entity, or the imposition of restrictions on the operation of any business by Purchaser or any OVEC Entity.

2.	All required approvals of the ICPA, including, without limitation, to the extent necessary, by applicable state public utility commissions, and acceptance for filing and approval of the ICPA as a rate schedule by the Federal Energy Regulatory Commission (“FERC”).

3.	All required approvals of the assignment of all of Allegheny’s rights and obligations under the ICPA to Purchaser, including, without limitation, to the extent necessary, by the FERC, Allegheny’s and OVEC’s lenders, the other parties to the ICPA, and the Securities and Exchange Commission.

4.	All required approvals of the transfer of the OVEC Shares to Purchaser, including, without limitation, to the extent necessary, by the Securities and Exchange Commission.

5.	All required approvals of the Buckeye PPA, including, without limitation, to the extent necessary, acceptance for filing and approval of the Buckeye PPA as a rate schedule by the FERC.

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